Exhibit 10.6
KIOR, Inc.
Nonstatutory Stock Option Agreement
Granted Under Amended and Restated 2007 Stock Option/ Stock Issuance Plan
1. Grant of Option.
     This agreement evidences the grant by Kior, Inc., a Delaware corporation (the “Company”), on March 18, 2011 (the “Grant Date”) to [________], an employee of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s Amended and Restated 2007 Stock Option/ Stock Issuance Plan (the “Plan”), a total of [________] shares of Class A common stock, $0.0001 par value per share, of the Company (the “Common Stock”) at $3.96 per share. Unless earlier terminated, this option shall expire at 5:00 p.m., Central Time, on December 31, 2016 (the “Final Exercise Date”).
     It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms. All capitalized terms not defined herein shall have the meaning assigned to such term under the Plan.
2. Vesting Schedule.
     (a) This option will vest as to 100% of the total number of option shares on the fifth anniversary of the Grant Date. Except as set forth below in Sections 2(b) and 2(c), to the extent that the Participant terminates employment for any reason or no reason prior to the vesting of the option, the option shall terminate and be of no further force or effect.
     (b) In the event of the death or Disability of the Participant between the Grant Date and March 18, 2016, a number of the option shares shall immediately become vested shares, calculated by multiplying the total number of option shares by a fraction, the numerator of which is equal to the number of days elapsed between the Grant Date and the date of such death or Disability and the denominator of which is the total number of days between the Grant Date and March 18,2016; provided, however, that if the Participant’s death or Disability occurs prior to March 18, 2012, no vesting of the option shall occur as a result of such event. For purposes of this agreement, “Disability” shall have the meaning set forth in Treasury Regulation 1.409A-3(i)(4).
     (c) In the event of the tennination of the Participant’s employment without Cause (as defined in such Participant’s employment agreement with the Company) or resignation from employment by the Participant for Good Reason (as defined such Participant’s employment greement with the Company) in the 12 months following a Change of Control (as defined in the Plan), all option shares shall immediately become vested shares.

3. Exercise of Option.
     (a) Form of Exercise. An election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of Common Stock covered hereby, provided that no partial exercise of this option may be for any fractional share of Common Stock.
     (b) Time of Exercise. This option may only be exercised on the earlier of (i) the first business day after the date thirty (30) days after the first date on which the Participant is separated from service (determined as described below) from the Company; (ii) the first business day after the date sixty (60) days after the date of the Participant’s death; or (iii) the first business day after the date sixty (60) days after the Participant’s Disability (the earlier of the dates set forth in subsections (i), (ii) and (iii) being referred to as the “Required Exercise Date”), provided that this option shall be exercisable only with respect to the portion of the option that has vested on the date of Participant’s separation from service, death or Disability, as the case may be; and the option shall terminate at such time with respect to any unvested portion of the option. Notwithstanding the foregoing, if the Required Exercise Date does not occur prior to November 1, 2016, then this option may also be exercised at any time between November 1, 2016 and the earlier of the Required Exercise Date and December 31, 2016. This option may not be exercised on more than one occasion or after the earlier of the Required Exercise Date and the Final Exercise Date.
     (c) Changes in Exercise Dates. Neither the Company nor the Participant shall have the right to accelerate or defer any exercise date or payment date except to the extent specifically permitted or required by Section 409A of the Code.
     (d) Separation From Service. The determination of whether and when a separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 3(d), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).
     (e) Special Rule for Specified Employees. If, as of the date of the Participant’s “separation from service” from the Company, the Participant is a “specified employee” (within the meaning of Section 409A of the Code) and pursuant to Section 3(b) above the Participant would otherwise be permitted to exercise this option within the six-month period following the date of the Participant’s “separation from service” from the Company, then the first permitted exercise date shall instead be the date that is six months and one day after such date of separation from service (or, if earlier, sixty (60) days after the Participant’s death).
     (f) Certain Transactions. To the extent that the option is (i) adjusted pursuant to Article One, Section V.C. of the Plan or (ii) assumed by a successor corporation pursuant to Article Two, Section III. of the Plan, such adjustment or assumption, as the case may be, shall be undertaken in a manner that complies with Section 409A of the Code.

4. Company Right of First Refusal
     (a) Notice of Proposed Transfer. If the Participant proposes to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any Common Stock acquired upon exercise of this option, then the Participant shall first give written notice of the proposed transfer (the “Transfer Notice”) to the Company. The Transfer Notice shall name the proposed transferee and state the number of shares of Common Stock the Participant proposes to transfer (the “Offered Common Stock”), the price per share and all other material terms and conditions of the transfer.
     (b) Company Right to Purchase. For 30 days following its receipt of such Transfer Notice, the Company shall have the option to purchase all or part of the Offered Common Stock at the price and upon the terms set forth in the Transfer Notice. In the event the Company elects to purchase all or part of the Offered Common Stock, it shall give written notice of such election to the Participant within such 30-day period. Within 10 days after his or her receipt of such notice, the Participant shall tender to the Company at its principal offices the certificate or certificates representing the Offered Shares to be purchased by the Company, duly endorsed in blank by the Participant or with duly endorsed stock powers attached thereto, all in a form suitable for transfer of the Offered Shares to the Company. Promptly following receipt of such certificate or certificates, the Company shall deliver or mail to the Participant a check in payment of the purchase price for such Offered Shares; provided that if the terms of payment set forth in the Transfer Notice were other than cash against delivery, the Company may pay for the Offered Shares on the same terms and conditions as were set forth in the Transfer Notice; and provided further that any delay in making such payment shall not invalidate the Company’s exercise of its option to purchase the Offered Shares.
     (c) Common Stock Not Purchased By Company. If the Company does not elect to acquire all of the Offered Common Stock, the Participant may, within the 30-day period following the expiration of the option granted to the Company under subsection (b) above, transfer the Offered Common stock which the Company has not elected to acquire to the proposed transferee, provided that such transfer shall not be on terms and conditions more favorable to the transferee than those contained in the Transfer Notice. Notwithstanding any of the above, all Offered Common Stock transferred pursuant to this Section 4 shall remain subject to the right of first refusal set forth in this Section 4 and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 4.
     (d) Consequences of Non-Delivery. After the time at which the Offered Common Stock is required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the Company shall not pay any dividend to the Participant on account of such Offered Common Stock or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Offered Common Stock, but shall, insofar as permitted by law, treat the Company as the owner of such Offered Common Stock.
     (e) Exempt Transactions. The following transactions shall be exempt from the provisions of this Section 4:

          (1) any transfer of Common Stock to or for the benefit of any spouse, child or grandchild of the Participant, or to a trust for their benefit;
          (2) any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”); and
          (3) the sale of all or substantially all of the outstanding shares of capital stock of the Company (including pursuant to a merger or consolidation);
provided, however, that in the case of a transfer pursuant to clause (1) above, such Common Stock shall remain subject to the right of first refusal set forth in this Section 4.
     (f) Assignment of Company Right. The Company may assign its rights to purchase Offered Common Stock in any particular transaction under this Section 4 to one or more persons or entities.
     (g) Termination. The provisions of this Section 4 shall terminate upon the earlier of the following events:
          (1) the closing of the sale of shares of Common Stock in an underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act; or
          (2) the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 75% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).
     (h) No Obligation to Recognize Invalid Transfer. The Company shall not be required (1) to transfer on its books any of the Common Stock which shall have been sold or transferred in violation of any of the provisions set forth in this Section 4, or (2) to treat as owner of such Common Stock or to pay dividends to any transferee to whom any such Common Stock shall have been so sold or transferred.
5. Agreement in Connection with Initial Public Offering.
     The Participant agrees, in connection with the initial underwritten public offering of the Common Stock on a recognized stock exchange, (i) not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any other securities of the Company or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock or other securities of the Company, whether any transaction described in clause (a) or (b) is to be settled by delivery of securities, in cash or otherwise, during the period beginning on the date of the filing of the final prospectus relating to the offering and ending 180 days after the date of the final prospectus relating to the offering or such period as advised by the managing underwriters for such offering, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering. The Company may impose stop-transfer instructions with respect to the shares of Common Stock or other securities subject to the foregoing restriction until the end of the “lock-up” period.
6. Withholding.
     No Common Stock will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes that are required by law to be withheld in respect of this option, if any.
7. Transfer Restrictions.
     (a) This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.
     (b) The Participant agrees that he or she will not transfer any Common Stock issued pursuant to the exercise of this option unless the transferee, as a condition to such transfer, delivers to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of Section 4 and Section 5; provided that such a written confirmation shall not be required with respect to (1) Section 4 after such provision has terminated in accordance with Section 4(g) or (2) Section 5 after the completion of the lock-up period in connection with the Company’s initial underwritten public offering.
8. Section 409A.
     This option is intended to comply with the provisions of Section 409A and shall be construed and interpreted consistently therewith. Notwithstanding the foregoing, the Company shall have no liability to the Participant or to any other person in the event that the option is determined to not be compliant with Section 409A.
9. Provisions of the Plan.
     This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan and the provisions relating to governing law), a copy of which is furnished to the Participant with this option.

     IN WITNESS WHEREOF
 KIOR, Inc.

Name:

Title:

     PARTICIPANT’S ACCEPTANCE
     The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s Amended and Restated 2007 Stock Option/ Stock Issuance Plan.

PARTICIPANT:

Address: